Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MAY CASH DISTRIBUTION
     DALLAS, Texas, May 18, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.096363 per unit, payable on June 14, 2007, to unit holders of record on May 31, 2007.
     This month’s distribution increased from the previous month due primarily to higher oil and gas prices. This would primarily reflect production for the month of March. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 55,068 bbls and 239,679 mcf. The average price for oil was $53.74 per bbl and for gas was $7.38 per mcf. Capital expenditures were approximately $1,501,466. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes			Average Price
	Oil	Gas (Mcf)		Oil	Gas
	(Bbls)			(per Bbl)	(per Mcf)
Current Month	55,068	239,679		$53.74	$7.38

Prior Month	53,983	273,351	*	$52.75	$5.76 *

*	Prior month gas volumes and prices were affected by an increase from prior period adjustments. Without those, gas volumes would have been approximately 205,000 mcf and gas prices would have been approximately $6.13 per mcf.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
*      *      *

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877 .228.5085